EXHIBIT 10a

2012 HOVNANIAN ENTERPRISES, INC.
STOCK INCENTIVE PLAN

2013 LONG-TERM INCENTIVE PROGRAM AWARD AGREEMENT

Participant:		Cash Percentage of Award:	40%

Date of Grant:	March 11, 2013	Stock Percentage of Award:	60%

[Maximum LTIP Award (total)[1]:	]	Target LTIP Award (total)[1]:
[Maximum Cash Amount:	]	Target Cash Amount:

[Maximum Number of Class [A/B] Shares:	]	Target Number of Class [A/B] Shares:

1.     Grant of LTIP Award. For valuable consideration, receipt of which is hereby acknowledged, Hovnanian Enterprises, Inc., a Delaware Corporation (the "Company"), hereby grants the Long-Term Incentive Program award opportunity (the “Award”) listed above to the Participant, on the terms and conditions hereinafter set forth. This grant is made pursuant to the terms and conditions of the 2012 Company Stock Incentive Plan (the "Plan") and the 2013 Long-Term Incentive Program adopted thereunder (the “LTIP”), which Plan and LTIP, as amended from time to time, are incorporated herein by reference and made a part of this Agreement. The Award represents an unfunded, unsecured right of the Participant to receive cash and/or Class [A/B] Shares (“Shares”) on the date(s) specified under the LTIP, subject to the performance and time vesting conditions set forth thereunder. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan or the LTIP, as applicable. A copy of the LTIP is attached hereto as Exhibit A.

2.     Amount of Award; Vesting and Timing of Payments. The target amount of the Award listed above represents the amount of cash and Shares that the Participant will be eligible to receive if the performance levels achieved during the Performance Period correspond to a payout level of 100% of target under the terms of the LTIP, assuming the time vesting requirements set forth under the LTIP are also met. The actual amount of cash and/or Shares payable in respect of the Award may be more or less than the targeted amounts, and the amounts (if any) that become payable under the Award will be paid to the Participant at such times and subject to such performance and time vesting conditions as set forth under the LTIP.

3.     Adjustments Upon Certain Events. Subject to the terms of the Plan and the LTIP, in the event of any change in the outstanding Shares by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, amalgamation, spin-off or combination transaction or exchange of Shares or other similar events (collectively, an "Adjustment Event"), the Committee shall, in its sole discretion, make an appropriate and equitable adjustment in the number of Shares subject to this Agreement to reflect such Adjustment Event. Any such adjustment made by the Committee shall be final and binding upon the Participant, the Company and all other interested persons.

[1] Based on March 11, 2013 grant price of $5.94.

4.     No Right to Continued Employment. Neither the Plan, the LTIP nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss the Participant, free from any liability or any claim under the Plan, the LTIP or this Agreement, except as otherwise expressly provided herein.

5.     No Acquired Rights. In participating in the Plan and the LTIP, the Participant acknowledges and accepts that the Board and the Committee have the power to amend or terminate the Plan and the LTIP, to the extent permitted thereunder, at any time and that the opportunity given to the Participant to participate in the Plan and the LTIP is entirely at the discretion of the Committee and does not obligate the Company or any of its Affiliates to offer such participation in the future (whether on the same or different terms). The Participant further acknowledges and accepts that such Participant's participation in the Plan and the LTIP is not to be considered part of any normal or expected compensation and that the termination of the Participant's employment under any circumstances whatsoever will give the Participant no claim or right of action against the Company or its Affiliates in respect of any loss of rights under this Agreement, the Plan or the LTIP that may arise as a result of such termination of employment.

6.     No Rights of a Shareholder. The Participant shall have no voting, dividend or other rights or privileges as a shareholder of the Company until the Shares in question have been issued or transferred to the Participant.

7.     Legend on Certificates. Any Shares issued or transferred to the Participant pursuant to this Agreement shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws or relevant securities laws of the jurisdiction of the domicile of the Participant, and the Committee may cause a legend or legends to be put on any certificates representing such Shares to make appropriate reference to such restrictions.

8.     Transferability. This Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 8 shall be void and unenforceable against the Company or any Affiliate.

9.     Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any transfer of cash or Shares due under this Agreement, the LTIP or under the Plan or from any compensation or other amount owing to the Participant, applicable withholding taxes with respect to any transfer under this Agreement, the LTIP or under the Plan and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. Notwithstanding the foregoing, if the Participant's employment with the Company terminates prior to the payment or transfer of all of the cash and/or Shares under this Agreement, the payment of any applicable withholding taxes with respect to any further payments of cash or transfer of Shares under this Award shall be made solely through withholding of cash or Shares otherwise payable under this Agreement in amounts equal to the statutory minimum withholding liability.

LTIP Award Agreement	Page 2

10. Non-Solicitation Covenants.

(a)     The Participant acknowledges and agrees that, during the Participant's employment with the Company and its Affiliates and upon the Participant's termination of Employment with the Company and its Affiliates for any reason, for a period commencing on the termination of such Employment and ending on the second anniversary of such termination, the Participant shall not, whether on Participant's own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly:

(i)     solicit any employee of the Company or its Affiliates with whom the Participant had any contact during the last two years of the Participant's employment, or who worked in the same business segment or division as the Participant during that period to terminate employment with the Company or its Affiliates;

(ii)    solicit the employment or services of, or hire, any such employee whose employment with the Company or its Affiliates terminated coincident with, or within twelve (12) months prior to or after the termination of Participant's employment with the Company and its Affiliates;

(iii) directly or indirectly, solicit to cease to work with the Company or its Affiliates any consultant then under contract with the Company or its Affiliates.

(b)     It is expressly understood and agreed that although the Participant and the Company consider the restrictions contained in this Section 10 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or any other restriction contained in this Agreement is an unenforceable restriction against the Participant, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

11.     Specific Performance. The Participant acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 10 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, the Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

12. Choice of Law. THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

13.     Award Subject to Plan and LTIP. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan and the LTIP. The Award is subject to the Plan and the LTIP. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan or LTIP, the applicable terms and provisions of the Plan and LTIP will govern and prevail.

LTIP Award Agreement	Page 3

14.     Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

15.     409A. Notwithstanding any other provisions of this Agreement, the Plan or the LTIP, this Award shall not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon the Participant. In the event it is reasonably determined by the Committee that, as a result of Section 409A of the Code, the transfer of Shares under this Agreement may not be made at the time contemplated hereunder without causing the Participant to be subject to taxation under Section 409A of the Code (including due to the Participant’s status as a “specified employee” within the meaning of Section 409A of the Code), the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

HOVNANIAN ENTERPRISES, INC.

By:

PARTICIPANT

By:

LTIP Award Agreement	Page 4

Exhibit A

2013 Long-Term Incentive Program

1. Purpose

The purpose of the 2013 Long-Term Incentive Program (“LTIP”) is to aid the Company in retaining key employees and to motivate them to exert their best efforts on behalf of the Company. The LTIP has been adopted pursuant to the terms of the 2012 Hovnanian Enterprises, Inc. Stock Incentive Plan (the “2012 Plan”) and is intended to incentivize achievement of certain Pre-tax Profit goals and certain improvements in the Company’s capital structure through refinancings and/or reductions of Existing Homebuilding Debt. Capitalized terms used herein without definition have the meanings assigned to such terms under the 2012 Plan.

2. Participants

The Compensation Committee will designate the Participants who will be granted incentive awards under the LTIP, with the first such awards to be granted on or about March 11, 2013 (the “Initial Grant Date”). Additional Associates may be eligible to participate at the discretion of the Compensation Committee. The awards for Participants who are selected by the Compensation Committee to participate after the Initial Grant Date will be determined based on actual performance for the full Performance Period (as defined below) and will be prorated based on the number of full months of eligible service completed during the thirty-one (31) month Performance Period, subject to the vesting requirements outlined below in section 6.

3. Performance Period

The LTIP “Performance Period” will commence on March 11, 2013 and end on October 31, 2015.

4. Details

Each Participant will be eligible to receive an award based on the achievement of certain Pre-tax Profit levels in fiscal year 2015, refinancings of Existing Homebuilding Debt (i.e., excluding Mortgage Debt) between the Initial Grant Date and October 31, 2015 and/or reductions of Existing Homebuilding Debt between November 1, 2013 and October 31, 2015. The award will be based on a specific target multiple of the Participant’s base salary in effect on the date the Participant is granted the award (the “Grant Date”) and the closing Share price on the Grant Date; provided, however, that the Share price for new Participants will be no less than the Share price on the Initial Grant Date.

For purposes of the LTIP, “Pre-tax Profit” is defined as earnings (loss) before income tax expense as reflected on our audited financial statements, excluding the impact of any items deemed to be extraordinary items for financial reporting purposes and excluding losses from land impairments and losses from debt repurchases/debt retirement such as call premiums, above par purchase prices and related issuance costs. “Existing Homebuilding Debt” is defined as total (recourse) notes payable excluding accrued interest, as reflected on our consolidated audited balance sheet as of January 31, 2013, less any debt that has an equity component such as debt convertible into equity, tangible equity units and/or exchangeable notes (not net debt). To qualify under the LTIP as a refinancing of “Existing Homebuilding Debt,” any such refinanced Existing Homebuilding Debt must have a minimum maturity date of five years from the date of the refinancing or be refinanced with a revolving line of credit.

The following table illustrates the percent of the target award that can be achieved at each performance level. Awards will be interpolated between performance levels but will not be extrapolated above the maximum performance levels listed below.

Refinancings of Existing Homebuilding Debt Between Grant Date and 10/31/2015 and/or Reductions of Existing Homebuilding Debt Between 11/01/2013 and 10/31/2015 (in millions)
		$125 or less	$165	$205	$245	$285	$325 or more
FY 2015 Pre-tax Profit (in millions)	$200 or more	100% of target award	125% of target award	150% of target award	175% of target award	200% of target award	250% of target award
	$150	75% of target award	100% of target award	125% of target award	150% of target award	175% of target award	225% of target award
	$100	50% of target award	75% of target award	100% of target award	125% of target award	150% of target award	200% of target award
	$50 or less	0% of target award	15% of target award	30% of target award	45% of target award	60% of target award	90% of target award

Exhibit A	Page 1

Exhibit A

2013 Long-Term Incentive Program

5. Examples

a.

If $205 million of the Company’s Existing Homebuilding Debt is refinanced between the Initial Grant Date and 10/31/2015 and/or reduced between 11/01/2013 and 10/31/2015, in accordance with the terms of the LTIP, and fiscal year 2015 Pre-tax Profit is $100 million, a Participant would achieve an award equal to one hundred percent (100%) of the target award, subject to the vesting requirements in section 6.

b.

If $229 million of the Company’s Existing Homebuilding Debt refinanced between the Initial Grant Date and 10/31/2015 and/or reduced between 11/01/2013 and 10/31/2015, in accordance with the terms of the LTIP, and fiscal year 2015 Pre-tax Profit is $190 million, the Participant would achieve an award equal to one hundred and sixty percent (160%) of the target award (calculated by linear interpolation from the performance goals listed on the chart), subject to the vesting requirements in section 6.

c.

If $165 million of the Company’s Existing Homebuilding Debt is refinanced between the Initial Grant Date and 10/31/2015 and/or reduced between 11/01/2013 and 10/31/2015, in accordance with the terms of the LTIP, and fiscal year 2015 Pre-tax Profit is $50 million, a Participant would achieve an award equal to fifteen percent (15%) of the target award, subject to the vesting requirements in section 6.

6. Payout Method and Conditions For Earning Award

The award is payable forty percent (40%) in cash and sixty percent (60%) in Shares provided, however, that (i) the target amount payable in Shares will be determined based on the Fair Market Value of a Share as of the Grant Date (subject to the limitation under Section 6(a)) and (ii) the timing of payments for installments of the award in cash and in Shares will be determined using the respective values of the cash and Share portions of the award as of 10/31/2015, with all cash installments of the award becoming vested and payable before any Share denominated installments of the award becomes vested and payable pursuant to Section 6(b) below.

a.

The target award amount payable in Shares will be determined by dividing the portion of the target award payable in Shares by the closing Share price on the Grant Date, provided, however, that the Share price for new Participants will be no less than the Share price on the Initial Grant Date.

b.

Except as provided in Section 6(c) – (e) below, as a condition of earning each portion of the award, Participants must be employed through the vesting dates outlined below. The vesting percentages relate to the award value as of 10/31/2015.

i.	Twenty percent (20%) of the award will become vested on 10/31/2015 and payable in January 2016

ii.	Thirty percent (30%) of the award will become vested on 10/31/2016 and payable in January 2017

iii.	Fifty percent (50%) of the award will become vested on 10/31/2017 and payable in January 2018

Suppose an original Participant’s target award is $300,000 and the closing Share price on the Participant’s Grant Date is $6.00. Forty percent (40%) of the award is payable in cash and sixty percent (60%) of the award is payable in Shares, resulting in a target cash award of $120,000 (target award x 40%) and a target stock award of 30,000 Shares (target award x 60% ÷ $6.00, rounded). Under this example, if the Participant earns one hundred and fifty percent (150%) of the target award, based on actual performance achievement, subject to the vesting requirements in this section 6, the Participant will be eligible to receive a cash portion of $180,000 ($120,000 target cash portion x 150%) and a Share portion of 45,000 Shares (30,000 target Share portion x 150%, rounded).

Assume that the Share price on October 31, 2015 is $10.00 so the value of the Share portion for vesting purposes is $450,000 (45,000 x $10.00). The value of the cash portion of the award is not affected by stock price fluctuations and therefore remains at $180,000 resulting in a total award value of $630,000 ($450,000 + $180,000) as of 10/31/2015.

Per the vesting schedule, the award vests twenty percent (20%) on 10/31/2015, thirty percent (30%) on 10/31/2016 and fifty percent (50%) on 10/31/2017 with the cash portion of the award vesting before the stock portion. Twenty percent (20%) of the total award value as of 10/31/2015 is $126,000 ($630,000 x 20%). Since the cash portion is greater than this amount, $126,000 in cash and no shares will vest on 10/31/2015 and be paid in January 2016.

On 10/31/2016, an additional thirty percent (30%) of the total award value as of 10/31/2015, or $189,000 ($630,000 x 30%), is scheduled to vest. The remaining cash portion in the amount of $54,000 ($180,000 – $126,000) and 13,500 Shares (135,000 ÷ $10.00, rounded up) will vest on 10/31/2016 and be paid in January 2017.

Exhibit A	Page 2

Exhibit A

2013 Long-Term Incentive Program

On 10/31/2017, the remaining portion of the award is scheduled to vest. Since the entire cash portion and 13,500 Shares had vested in prior years, the remaining 31,500 Shares (45,000 – 13,500) will vest on 10/31/17 and be paid in January 2018.

c.

In the event a Participant ceases to be employed by the Company due to death prior to the end of the Performance Period, the Participant’s beneficiary will be eligible for a prorata award payable in January 2016. The award will be determined based on actual performance for the full Performance Period and will be prorated based on the number of full months of eligible service completed during the thirty-one (31) month Performance Period. In the event a Participant ceases to be employed by the Company due to death following the end of the Performance Period, the Participant’s beneficiary will be eligible to receive any unpaid, earned portion of the award within seventy-five (75) days.

d.

In the event a Participant ceases to be employed by the Company due to Disability prior to the end of the Performance Period, the Participant will be eligible to receive a prorata award on the scheduled payout dates. The award will be determined based on actual performance for the full Performance Period and will be prorated based on the number of full months of eligible service completed during the thirty-one (31) month Performance Period. In the event a Participant ceases to be employed by the Company due to Disability following the end of the Performance Period, the Participant will be eligible to receive any unpaid, earned portions of the award on the scheduled payout dates as if there was no termination of employment.

e.

In the event a Participant ceases to be employed by the Company due to “Retirement” following the end of the Performance Period, the Participant will be eligible to receive any unpaid, earned portions of the award on the scheduled payout dates as if there was no termination of employment. "Retirement" shall mean termination of employment on or after age 60, or on or after age 58 with at least 15 years of "Service" to the Company and its Subsidiaries immediately preceding such termination of employment. For this purpose, "Service" means the period of employment immediately preceding Retirement, plus any prior periods of employment with the Company and its Subsidiaries of one or more years' duration, unless they were succeeded by a period of non-employment with the Company and its Subsidiaries of more than three years' duration.

7.	Non-Solicitation Covenants
a.

Each Participant shall be required as a condition to receiving the award to acknowledge and agree that, during the Participant's employment with the Company and its Affiliates and upon the Participant's termination of Employment with the Company and its Affiliates for any reason, for a period commencing on the termination of such Employment and ending on the second anniversary of such termination, the Participant shall not, whether on Participant's own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly:

iv.

solicit any employee of the Company or its Affiliates with whom the Participant had any contact during the last two years of the Participant's employment, or who worked in the same business segment or division as the Participant during that period to terminate employment with the Company or its Affiliates;

v.

solicit the employment or services of, or hire, any such employee whose employment with the Company or its Affiliates terminated coincident with, or within twelve (12) months prior to or after the termination of Participant's employment with the Company and its Affiliates;

vi.	directly or indirectly, solicit to cease to work with the Company or its Affiliates any consultant then under contract with the Company or its Affiliates.

b.

It shall be expressly understood and agreed that although the Participant and the Company consider the restrictions contained in this Section 7 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or any other restriction contained in this LTIP is an unenforceable restriction against the Participant, the provisions of this LTIP shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this LTIP is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

Exhibit A	Page 3

Exhibit A

2013 Long-Term Incentive Program

8.	Specific Performance

Each Participant shall acknowledge and agree that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 7 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, the Participant shall agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this LTIP and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

9.	Adjustments

Adjustments Upon Certain Events. Subject to the terms of the 2012 Plan, in the event of any change in the outstanding Shares by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, amalgamation, spin-off or combination transaction or exchange of Shares or other similar events (collectively, an "Adjustment Event"), the Committee shall, in its sole discretion, make an appropriate and equitable adjustment in the number of Shares subject to awards granted under this LTIP to reflect such Adjustment Event. Any such adjustment made by the Committee shall be final and binding upon the Participant, the Company and all other interested persons.

10.	Amendments

The Committee may amend, alter or discontinue the LTIP at any time, provided that no such amendment, alteration or discontinuation shall be made that would materially adversely affect the rights of a Participant with respect to a previously granted award hereunder without such Participant’s consent.

Exhibit A	Page 4